Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR RESULTS AND

ANNOUNCES A 5% STOCK REPURCHASE PROGRAM

Bedminster, N.J. – February 1, 2021 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its fourth quarter and full year 2020 results.

This earnings release should be read in conjunction with the Company’s Q4 2020 Investor Update (and Supplemental Financial Information), a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company recorded total revenue of $189.36 million, net income of $26.19 million and diluted earnings per share (“EPS”) of $1.37 for the year ended December 31, 2020, compared to $174.97 million, $47.43 million and $2.44, respectively, for the year ended December 31, 2019.

The main driver of the decrease in net income and EPS for the 2020 twelve-month period was a $32.40 million provision for loan losses due to the current environment created by the COVID-19 pandemic, which led to increased qualitative loss factors when calculating the allowance for loan losses. This $32.40 million compared to a $4.00 million provision for the 2019 twelve-month period.

The 2020 twelve-month period included increased net interest income and noninterest income. The increase in net interest income was due principally to earnings from the Paycheck Protection Program (“PPP”). The increase in noninterest income also benefitted from gain on sale of PPP loans and increases in wealth management income (primarily due to the acquisition of Point View Wealth Management acquired in September 2019) and mortgage banking income. These increases were partially offset by increased operating expenses (due in part to the previous mentioned firm acquired in September 2019, prepayment of FHLB advances, valuation allowance for a loan held for sale, the closure of one retail branch and consolidation of two private banking locations).

The 2020 twelve-month period also included a tax benefit of $3.2 million recorded in the first quarter of 2020 caused by the changes in the treatment of tax net operating losses (“NOL”) under the provisions of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

For the quarter ended December 31, 2020, the Company recorded total revenue of $46.14 million, net income of $3.03 million and EPS of $0.16, compared to $46.44 million, $12.23 million and $0.64, respectively, for the same three-month period last year.

The 2020 quarter included increased net interest income, due in part to earnings from the PPP, but also due to increased other interest-earnings assets.  Noninterest income also increased due to increases in wealth management income and mortgage banking income.  These increases were partially offset by increased operating expenses (due in part to the previous mentioned prepayment of FHLB advances ($4.78 million), valuation allowance for loan held for sale ($4.43 million) and consolidation of two private banking offices ($210,000), and an increase in the provision for loan and lease losses to $2.35 million due to the current environment created by the COVID-19 pandemic, compared to a $1.95 million provision for loan and lease losses for the 2019 quarter.

On January 28, 2021, the Company authorized the repurchase of up to 948,735 shares, or approximately 5% of its outstanding shares, through March 31, 2022. Purchases will be conducted in accordance with the limitations set forth in the SEC’s Rule 10b-18.

Douglas L. Kennedy, President and CEO, said, “Our capital is strong and believe that purchasing our Company’s stock is an opportunity for us to effectively manage our excess capital, while taking advantage of the Company’s discounted valuation relative to peers.”

Mr. Kennedy also said, “As noted in previous quarters, during 2020 we generally allowed our commercial and business clients to have their loan deferred for a six-month period. As of June 30, 2020, our deferrals stood at $914 million. As of September 30, 2020, deferrals were $828 million. As of December 31, 2020, our deferrals were $74 million (or 1.7% of the loan portfolio).”

For more information about the Company’s loan deferrals, including a breakdown by loan type and industry, as well as detail concerning our loan exposure to industries, please see the Q4 2020 Investor Update (and Supplemental Financial Information).

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

Year over Year Comparison

	Year Ended	Year Ended
	December 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2020	2019	(Decrease)
Net interest income	$127.60	$120.27	$7.33	6%
Wealth management fee income (A)	40.86	38.36	2.50	7
Capital markets activity (B)	6.65	8.67	(2.02)	(23)
Other income (C)	14.25	7.67	6.58	86
Total other income	61.76	54.70	7.06	13
Operating expenses (D)	124.96	104.85	20.11	19
Pretax income before provision for loan losses	64.40	70.12	(5.72)	(8)
Provision for loan and lease losses (E)	32.40	4.00	28.40	710
Pretax income	32.00	66.12	(34.12)	(52)
Income tax expense (F)	5.81	18.69	(12.88)	(69)
Net income	$26.19	$47.43	$(21.24)	(45)%
Diluted EPS	$1.37	$2.44	$(1.07)	(44)%

Total Revenue	$189.36	$174.97	$14.39	8%

Return on average assets annualized	0.45%	0.99%	(0.54)
Return on average equity annualized	5.11%	9.70%	(4.59)

(A)	The twelve months ended December 31, 2020 included wealth management fee income and expense related to Point View Wealth Management, (“Point View”), which was acquired effective September 1, 2019.
(B)

Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking activities. There were $1.6 million of fees related to loan level back-to-back swap activities in 2020 period, compared to $5.8 million in 2019.

(C)	The twelve months ended December 31, 2020 includes a gain on sale of $7.4 million on the sale of $355 million of PPP loans.
(D)

The twelve months ended December 31, 2020 includes a full year of operating expenses related to Point View, $4.8 million for the prepayment of FHLB advances, $4.4 million for the valuation allowance for a loan held for sale, $210,000 for the consolidation of two private banking locations, $278,000 for the closure of a retail branch, and an increase in FDIC premium expense due to credits applied in 2019 available to the banking industry but unavailable in general.

(E)	The twelve months ended December 31, 2020 included a provision for loan and lease losses of $32.40 million, which was primarily due to the current environment created by the COVID-19 pandemic.
(F)	The 2020 period included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.

December 2020 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	December 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2020	2019	(Decrease)
Net interest income	$31.74	$30.91	$0.83	3%
Wealth management fee income	10.79	10.12	0.67	7
Capital markets activity (A)	1.85	3.73	(1.88)	(50)
Other income	1.76	1.68	0.08	5
Total other income	14.40	15.53	(1.13)	(7)
Operating expenses (B)	39.25	26.70	12.55	47
Pretax income before provision for loan losses	6.89	19.74	(12.85)	(65)
Provision for loan and lease losses (C)	2.35	1.95	0.40	21
Pretax income	4.54	17.79	(13.25)	(74)
Income tax expense	1.51	5.56	(4.05)	(73)
Net income	$3.03	$12.23	$(9.20)	(75)%
Diluted EPS	$0.16	$0.64	$(0.48)	(76)%

Total Revenue	$46.14	$46.44	$(0.30)	(1)%

Return on average assets annualized	0.21%	0.98%	(0.77)
Return on average equity annualized	2.32%	9.81%	(7.49)

(A)

Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking activities. There were no fees related to loan level back-to-back swap activities in the quarter ended December 31, 2020, compared to $2.5 million in the December 2019 quarter.

(B)

The quarter ended December 31, 2020 includes $4.8 million for the prepayment of FHLB advances, $4.4 million for the valuation allowance for a loan held for sale, $210,000 for the consolidation of two private banking locations, and an increase in FDIC premium expense due to credits applied in the 2019 period that were available to the banking industry in general.

(C)	The December 2020 quarter included a provision for loan and lease losses of $2.35 million.

December 2020 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	December 31,	September 30,	Increase/
(Dollars in millions, except per share data)	2020	2020	(Decrease)
Net interest income	$31.74	$32.15	$(0.41)	(1)%
Wealth management fee income	10.79	10.12	0.67	7
Capital markets activity (A)	1.85	1.03	0.82	80
Other income (B)	1.76	9.06	(7.30)	(81)
Total other income	14.40	20.21	(5.81)	(29)
Operating expenses (C)	39.25	28.46	10.79	38
Pretax income before provision for loan losses	6.89	23.90	(17.01)	(71)
Provision for loan and lease losses (D)	2.35	5.15	(2.80)	(54)
Pretax (loss)/income	4.54	18.75	(14.21)	(76)
Income tax expense	1.51	5.20	(3.69)	(71)
Net income	$3.03	$13.55	$(10.52)	(78)%
Diluted EPS	$0.16	$0.71	$(0.55)	(77)%

Total Revenue	$46.14	$52.36	$(6.22)	(12)%

Return on average assets annualized	0.21%	0.89%	(0.68)
Return on average equity annualized	2.32%	10.53%	(8.21)

(A)	Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking activities.
(B)	The quarter ended September 30, 2020 includes a gain on sale of $7.4 million on the sale of $355 million of PPP loans.
(C)

The quarter ended December 31, 2020 includes $4.8 million for the prepayment of FHLB advances, $4.4 million for the valuation allowance for a loan held for sale and $210,000 for the consolidation of two private banking locations.

(D)

The provision for loan and lease losses for the three months ended December 31, 2020 was less than the provision for the three months ended September 30, 2020 as certain qualitative factors related to COVID-19 pandemic were partially reduced.

The Company’s near-term priorities include:

•	Actively deploy/manage capital and liquidity by expanding our lending activities and execution on our recently announced stock repurchase program.
•	Grow and expand our core wealth management and commercial banking businesses, including lift-outs, strategic hires, and acquisition of wealth management firms.
•	Expand our net interest margin.
•	Continue to assess the economic recovery; modify our allowance for credit losses as justified given the economic environment.
•	Invest in digital enhancements to improve the client acquisition and experience.
•	Grow fee income to 35% to 45% of total bank revenue.

Other select highlights for the quarter included:

•

As previously announced, in the fourth quarter of 2020 the Company successfully completed a private placement of $100 million in fixed-to floating rate subordinated notes due 2030 at a rate of 3.5%. The proceeds raised will be used for general corporate purposes, which will include stock repurchases and could potentially include redemption of the Company’s existing 6% subordinated debt and acquisitions of wealth management firms.

•

As previously announced, the Company repaid $105 million of FHLB advances at a cost of $4.8 million, which will provide a benefit to interest expense greater than the prepayment penalty over the remaining life of the advances.

•

As previously announced, effective in December 2020 the Company completed its lift out of teams from Lucas Capital Management, a registered investment advisor headquartered in Red Bank, NJ, which added nearly $250 million of assets under management and/or administration (“AUM/AUA”) and Noyes Capital Management, a registered investment advisor headquartered in New Vernon, NJ, which added approximately $150 million of AUM/AUA.

•	The Company recorded $210,000 of charges related to the consolidation of two private banking locations. The Company expects to recoup the charges in less than a year.
•

Wealth management fee income, which comprised approximately 22% of the Company’s total revenue for the twelve-months ended December 31, 2020, continues to contribute significantly to the Company’s diversified revenue sources.

•	As of December 31, 2020, total C&I loans (including PPP and loans held for sale) comprised 45% of the total loan portfolio.
•	Deposits totaled $4.82 billion at December 31, 2020. This reflected net growth of $575 million or 14% compared to $4.24 billion at December 31, 2019.
•	The Company’s reported and core net interest margin improved in the quarter when compared to the September 2020 quarter. (See subsequent discussion of Net Interest Income / Net Interest Margin)
•

In addition to $1.3 billion (22% of total assets) of balance sheet liquidity (investments, interest-earning deposits and cash) as of December 31, 2020, the Company also has access to approximately $2.7 billion of available secured funding at the Federal Home Loan Bank and the Federal Reserve.

•

The Company’s and Bank’s capital ratios at December 31, 2020 remain strong and the Company’s tangible book value per share at December 31, 2020 was $25.47 (compared to a book value of $27.78), reflecting an increase of over 4% from $24.47 (compared to a book value of $26.61) at December 31, 2019, despite a much higher than normal provision for loan and lease losses during 2020 ($32.4 million in 2020 compared to $4.0 million in 2019).
•	Nonperforming assets at December 31, 2020 were $11.5 million, or 0.19% of total assets. Loans past due 30 to 89 days total $5.1 million at December 31, 2020.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management Business

In the December 2020 quarter, the Bank’s wealth management business generated $10.79 million in fee income, compared to $10.12 million for the December 2019 quarter, and $10.12 million for the September 2020 quarter.

The market value of the Company’s AUM/AUA increased from $7.6 billion at September 30, 2020 to a record $8.8 billion at December 31, 2020.

In the December 2020 quarter the Company completed the lift out of teams from Lucas Capital Management and Noyes Capital Management which combined added approximately $400 million in AUM/AUA.

John P. Babcock, President of the Peapack Private Wealth Management division, said “2020 new business, new client acquisition and client retention were all strong and aided by favorable market action in the second half of the year, most notably in the quarter ended December 31, 2020.  2020 full year gross inflows totaled over $600 million”. Babcock went on to note, “We continue to look to grow our wealth business organically and through selective acquisition.  At year-end 2020, we combined two of our acquired RIAs – Lassus Wherley Associates and Point View Wealth Management into the Peapack Private bank entity and we continue to make significant progress on our infrastructure consolidation including launching our new trading platform and a new CRM system, as well as adding more resources to our financial planning team.”

Loans / Commercial Banking

Total loans of $4.40 billion at December 31, 2020 (including PPP loans of $196 million) were relatively flat when compared to the December 31, 2019 balance, and declined $54 million from $4.46 billion at September 30, 2020, as paydown and payoff activity remains robust. Excluding PPP loan originations of $596 million, 2020 origination levels of approximately $885 million were less than 2019’s level of $1.3 billion, due to the impact of the COVID-19 pandemic in 2020.

Total C&I loans (including $196 million of PPP loans) at December 31, 2020 were $1.98 billion.  This reflected net growth of $199 million when compared to $1.78 billion at December 31, 2019. Excluding the $196 million of PPP loans at December 31, 2020, total C&I loans remained relatively flat in 2020 despite paydowns of several large lines of credit, as well as the Company’s workout and asset recovery efforts, including the workout and recovery of several nonaccrual and/or classified credits during the latter part of 2020.

Although the Bank sold $355 million of PPP loans in the third quarter of 2020 (at a gain of $7.4 million), as of December 31, 2020, the Bank still held $196 million of PPP loans (almost all of which exceed $2.0 million in original principal amount) with approximately $1.2 million of net deferred fees which will be recognized into income over the remaining portion of the original two-year maturity of the loan or as forgiven or repaid.

The Company maintains a well-diversified loan portfolio, by loan type and by industry concentration, as detailed in the Q4 2020 Investor Update (and Supplemental Financial Information).

Mr. Kennedy noted, “Our commercial pipelines going into the new year are strong. Further, and as I noted in prior periods, our Corporate Advisory business, which gives us the capability to engage in high level strategic debt, capital and valuation analysis, enables us to provide a unique boutique level of service, giving us a competitive advantage over many of our peers. Our Corporate Advisory pipelines are also strong.”

Funding / Liquidity / Interest Rate Risk Management

The Company actively manages its deposit base to reduce reliance on wholesale sourced deposits, volatility, and/or operational risk.  Total deposits at December 31, 2020 were $4.82 billion reflecting an increase of $575 million when compared to $4.24 billion at December 31, 2019. Noninterest bearing demand deposits increased $304 million, interest bearing demand increased $339 million, brokered deposits declined $70 million, and higher costing CDs declined $119 million.  Mr. Kennedy noted, “Of our total deposits, only 17% are not covered by FDIC insurance, reinforcing the “core” nature of our deposit base.”

For the quarter ended December 31, 2020, the Company’s balance sheet liquidity (investments, interest-earning deposits and cash) totaled $1.3 billion (or 22% of assets).  In addition to the $1.3 billion of balance sheet liquidity, the Company also had approximately $1.8 billion of secured funding available from the Federal Home Loan Bank. Additionally, the Company also had $988 million of secured funding available from the Federal Reserve Discount Window. As noted previously, during the fourth quarter of 2020, the Bank prepaid $105 million of FHLB advances with an average rate in excess of 3%.

Mr. Kennedy noted, “As a commercial bank, a large portion of our loans reprice when the Fed changes rates. The 150-basis point reduction in target Fed Funds near the end of the first quarter of 2020 reduced the Company’s yield earned on assets. However, we were able and continue to strategically reprice our deposits over time to offset much of that decline. Further, when interest rate rise, our net interest income will improve. Our current modeling indicates that net interest income would improve 8.5% with an immediate 100 basis points rise in rates.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2020		December 31, 2019
	NII	NIM	NII	NIM

NII/NIM excluding the below	$123,099	2.58%	$119,032	2.67%
Prepayment premiums received on loan paydowns	1,452	0.02%	1,328	0.03%
Effect of maintaining excess interest earning cash	(1,320)	-0.21%	(86)	-0.07%
Effect of PPP loans	4,371	-0.08%	—	0.00%
NII/NIM as reported	$127,602	2.31%	$120,274	2.63%

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31, 2020		September 30, 2020		December 31, 2019
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$30,897	2.51%	$30,327	2.45%	$30,385	2.61%
Prepayment premiums received on loan paydowns	413	0.02%	104	0.01%	414	0.03%
Effect of maintaining excess interest earning cash	(206)	-0.24%	(266)	-0.24%	115	-0.04%
Effect of PPP loans	631	-0.04%	1,984	-0.02%	—	0.00%
NII/NIM as reported	$31,735	2.25%	$32,149	2.20%	$30,914	2.60%

As shown above, the Company’s reported NIM increased 5 basis points compared to the linked quarter, while core NIM increased 6 basis points compared to the linked quarter. The Bank was able to strategically price down its cost of funds by 7 basis points during the December 2020 quarter.

Future net interest income will be benefitted by the repricing of the Company’s time certificates of deposit (“CDs”). Over the next 12-months, approximately $460 million of CDs with an average rate of approximately 1.18% will mature.

Other Noninterest Income (other than Wealth Management fee income)

Noninterest income from Capital Markets activities (loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking income) totaled $1.85 million for the December 2020 quarter compared to

$1.03 million for the September 2020 quarter and $3.73 million for the December 2019 quarter.  The December 2020 and September 2020 quarters reflected increased mortgage banking activity due to greater refinance activity in the current low rate environment. The higher mortgage banking activity was offset by a significant decrease in loan level back-to-back swap activities, as there has been, and will continue to be, minimal activity for such in the current environment.

Operating Expenses

The Company’s total operating expenses were $39.25 million for the quarter ended December 31, 2020, compared to $28.46 million for the September 2020 quarter and $26.70 million for the December 2019 quarter.  The December 2020 quarter included the prepayment of FHLB advances ($4.8 million), a valuation allowance on a loan held for sale ($4.4 million) and consolidation of two private banking offices ($210,000).  FDIC insurance expense increased to $665,000 in the December 2020 quarter from $605,000 in the September 2020 quarter and the Company recorded none in the December 2019 quarter.  The increase in FDIC expense in 2020 quarter was due to average asset growth. There was no FDIC insurance expense in the December 2019 quarter due to credits applied which were available to the banking industry in general. The 2020 periods also included reduced deferral of expenses directly related to loan originations when compared to 2019 periods, due to reduced 2020 loan origination levels as a result of the impact of the COVID-19 pandemic.

Mr. Kennedy noted, “While we continue to manage expenses closely and prudently, we will invest in digital enhancements to improve the client experience and grow and expand our core wealth management and commercial banking businesses, including lift-outs, strategic hires, and wealth M&A.”

Income Taxes

The effective tax rate for the three months ended December 31, 2020 was 33.29%, as compared to 27.75% for the September 2020 quarter and 31.23% for the December 2019 quarter. A tax return to book adjustment recorded in the December 2020 quarter, coupled with reduced pretax income in the that quarter, increased the December 2020 effective tax rate by approximately 5%.

During the first quarter of 2020, the Company recorded a $3.34 million tax benefit, principally due to a $3.2 million Federal income tax benefit that resulted from a tax NOL carryback. The Company had a $23 million operating loss for tax purposes in 2018 (when the Federal tax rate was 21%) resulting from accelerated tax depreciation. Under the CARES Act, the Company was allowed to carry this NOL back to a period when the Federal tax rate was 35%, generating a permanent tax benefit.

Asset Quality / Provision for Loan and Lease Losses

For further details, see the Q4 2020 Investor Update (and Supplemental Financial Information).

Nonperforming assets at December 31, 2020 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $11.5 million, or 0.19% of total assets, up slightly from $8.7 million, or 0.15% of total assets, at September 30, 2020 and down significantly from $28.9 million, or 0.56% of total assets, at December 31, 2019.  Total loans past due 30 through 89 days and still accruing were $5.1 million at December 31, 2020 (of which $4.7 million made their past due payments in January), compared to $6.6 million at September 30, 2020 and $1.9 million at December 31, 2019.  During the third and fourth quarter of 2020, the Company’s asset recovery and workout efforts reduced nonperforming and classified assets.

For the quarter ended December 31, 2020, the Company’s provision for loan and lease losses was $2.35 million compared to $5.15 million for the September 2020 quarter and $1.95 million for the December 2019 quarter. The increased provision for loan and lease losses in the 2020 quarters when compared to the 2019 quarter reflect the current environment created by the COVID-19 pandemic, which led to increased qualitative loss factors when calculating the allowance for loan losses. The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) also reflect, among other things, the Company’s assessment of asset quality metrics, net loan decline, net charge-offs/recoveries, and the composition of the loan portfolio.

At December 31, 2020, the allowance for loan and lease losses was $67.31 million (1.53% of total loans), compared to $66.15 million at September 30, 2020 (1.48% of total loans), and $43.68 million at December 31, 2019 (0.99% of total loans).

The Company plans to adopt CECL effective January 1, 2021 and does not expect its Day One CECL adjustment to be material.

Capital

The Company’s capital position during the December 2020 quarter was benefitted by net income of $3.03 million.

The Company’s and Bank’s capital ratios at December 31, 2020 all remain strong.  Such ratios remain well above regulatory well capitalized standards.

As previously noted, and as previously announced, in the fourth quarter of 2020 the Company successfully completed a private placement of $100 million in fixed-to floating rate subordinated notes due 2030 at a rate of 3.5%. Such funds benefitted the Company’s Regulatory Tier 2 Capital. The proceeds raised will be used for general corporate purposes, which will include stock repurchases and could potentially include redemption of the Company’s existing 6% subordinated debt and acquisitions of wealth management firms.

The Company employs quarterly capital stress testing run under multiple scenarios, including a no growth, severely adverse case. In such case as of September 30, 2020, the Bank remains well capitalized over a two-year stress period. With a Pandemic stress overlay on this case, the Bank still remains well capitalized over the two-year stress period. For further details, see the Q4 2020 Investor Update (and Supplemental Financial Information).

As previously announced on January 28, 2021, the Company declared a cash dividend of $0.05 per share payable on February 26, 2021 to shareholders of record on February 11, 2021.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $5.9 billion and AUM/AUA administration of $8.8 billion as of December 31, 2020.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2021 and beyond;
•	our inability to successfully integrate wealth management firm acquisitions;
•	our inability to manage our growth;
•	our inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in value in our investment portfolio;
•	impact on our business from a pandemic event on our business, operations, customers, allowance for loan losses and capital levels;
•	higher than expected increases in our allowance for loan and lease losses;

•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	our inability to successfully generate new business in new geographic markets;
•	our inability to execute upon new business initiatives;
•	our lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our inability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices; and
•	other unexpected material adverse changes in our operations or earnings.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our wealth management revenues may decline with continuing market turmoil;
•	a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill;
•

the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors;

•	we may face litigation, regulatory enforcement and reputation risk as a result of our participation in the PPP and the risk that the SBA may not fund some or all PPP loan guaranties;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely; and
•	FDIC premiums may increase if the agency experience additional resolution costs.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2019.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2020	2020	2020	2020	2019
Income Statement Data:
Interest income	$38,532	$40,174	$41,649	$45,395	$45,556
Interest expense	6,797	8,025	9,678	13,648	14,642
Net interest income	31,735	32,149	31,971	31,747	30,914
Wealth management fee income	10,791	10,119	9,996	9,955	10,120
Service charges and fees	859	785	695	816	893
Bank owned life insurance	313	314	318	328	325
Gain on loans held for sale at fair value (Mortgage banking) (A)	1,470	954	550	292	344
Gain/(loss) on loans held for sale at lower of cost or fair value (B)	—	7,429	—	(3)	(4)
Fee income related to loan level, back-to-back swaps (A)	—	—	202	1,418	2,459
Gain on sale of SBA loans (A)	375	79	258	1,054	929
Other income	640	531	482	459	504
Securities gains/(losses), net	(42)	—	125	198	(45)
Total other income	14,406	20,211	12,626	14,517	15,525
Salaries and employee benefits	19,902	19,202	19,186	19,226	17,954
Premises and equipment	4,189	4,109	4,036	4,043	3,898
FDIC insurance expense	665	605	455	250	—
FHLB prepayment penalty	4,784	—	—	—	—
Valuation allowance loans held for sale (C)	4,425	—	—	—	—
Other expenses	5,284	4,545	5,337	4,716	4,849
Total operating expenses	39,249	28,461	29,014	28,235	26,701
Pretax income before provision for loan losses	6,892	23,899	15,583	18,029	19,738
Provision for loan and lease losses (D)	2,350	5,150	4,900	20,000	1,950
Income/(loss) before income taxes	4,542	18,749	10,683	(1,971)	17,788
Income tax expense/(benefit) (E)	1,512	5,202	2,441	(3,344)	5,555
Net income	$3,030	$13,547	$8,242	$1,373	$12,233

Total revenue (F)	$46,141	$52,360	$44,597	$46,264	$46,439
Per Common Share Data:
Earnings per share (basic)	$0.16	$0.72	$0.44	$0.07	$0.64
Earnings per share (diluted)	0.16	0.71	0.43	0.07	0.64
Weighted average number of common shares outstanding:
Basic	18,947,864	18,908,337	18,872,070	18,858,343	18,966,917
Diluted	19,334,569	19,132,650	19,059,822	19,079,575	19,207,738
Performance Ratios:
Return on average assets annualized (ROAA)	0.21%	0.89%	0.56%	0.11%	0.98%
Return on average equity annualized (ROAE)	2.32%	10.53%	6.56%	1.08%	9.81%
Net interest margin (tax-equivalent basis)	2.25%	2.20%	2.27%	2.57%	2.60%
GAAP efficiency ratio (F)	85.06%	54.36%	65.06%	61.03%	57.50%
Operating expenses / average assets annualized	2.66%	1.86%	1.97%	2.18%	2.13%

(A)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps and gain on sale of SBA loans are all included in “capital markets activity” as referred to within the earnings release.

(B)	Includes gain on sale of PPP loans of $355 million completed in the September quarter.
(C)	The December 2020 quarter reflects a $4.4 million write-down of a commercial real estate loan associated with an assisted living facility.
(D)	The March 2020, June 2020 and September 2020 quarters included a higher provision for loan and lease losses primarily due to the environment created by the COVID-19 pandemic.
(E)	The March 2020 quarter included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(F)	Total revenue includes net interest income plus total other income.
(G)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Twelve Months Ended
	December 31,		Change
	2020	2019	$	%
Income Statement Data:
Interest income	$165,750	$180,670	$(14,920)	-8%
Interest expense	38,148	60,396	(22,248)	-37%
Net interest income	127,602	120,274	7,328	6%
Wealth management fee income	40,861	38,363	2,498	7%
Service charges and fees	3,155	3,488	(333)	-10%
Bank owned life insurance	1,273	1,321	(48)	-4%
Gain on loans held for sale at fair value (Mortgage banking) (A)	3,266	721	2,545	353%
Gain/(loss) on loans held for sale at lower of cost or fair value (B)	7,426	(10)	7,436	-74360%
Fee income related to loan level, back-to-back swaps (A)	1,620	5,799	(4,179)	-72%
Gain on sale of SBA loans (A)	1,766	2,145	(379)	-18%
Other income	2,112	2,752	(640)	-23%
Securities gains/(losses), net	281	117	164	140%
Total other income	61,760	54,696	7,064	13%
Salaries and employee benefits	77,516	70,129	7,387	11%
Premises and equipment	16,377	14,735	1,642	11%
FDIC insurance expense	1,975	277	1,698	613%
FHLB prepayment penalty	4,784	—	4,784	N/A
Valuation allowance loans held for sale (C)	4,425	—	4,425	N/A
Other expenses	19,882	19,707	175	1%
Total operating expenses	124,959	104,848	20,111	19%
Pretax income before provision for loan losses	64,403	70,122	(5,719)	-8%
Provision for loan and lease losses (D)	32,400	4,000	28,400	710%
Income before income taxes	32,003	66,122	(34,119)	-52%
Income tax (benefit)/expense (E)	5,811	18,688	(12,877)	-69%
Net income	$26,192	$47,434	$(21,242)	-45%

Total revenue (F)	$189,362	$174,970	$14,392	8%
Per Common Share Data:
Earnings per share (basic)	$1.39	$2.46	$(1.07)	-43%
Earnings per share (diluted)	1.37	2.44	(1.07)	-44%
Weighted average number of common shares outstanding:
Basic	18,896,825	19,268,870	(372,045)	-2%
Diluted	19,081,187	19,411,448	(330,261)	-2%
Performance Ratios:
Return on average assets annualized (ROAA)	0.45%	0.99%	(0.54)%	-54%
Return on average equity annualized (ROAE)	5.11%	9.70%	(4.59)%	-47%
Net interest margin (tax-equivalent basis)	2.31%	2.63%	(0.32)%	-12%
GAAP efficiency ratio (F)	65.99%	59.92%	6.07%	10%
Operating expenses / average assets annualized	2.16%	2.19%	(0.03)%	-1%

(A)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps and gain on sale of SBA loans are all included in “capital markets activity” as referred to within the earnings release.

(B)	Includes gain on sale of PPP loans of $355 million completed in the September 2020 quarter.
(C)	The 2020 year reflects a $4.4 million write down of a commercial real estate loan associated with an assisted living facility.
(D)	The increase in the provision for loan and lease losses in 2020 was primarily due to the environment created by the COVID-19 pandemic.
(E)	2020 year included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(F)	Total revenue includes net interest income plus total other income.
(G)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2020	2020	2020	2020	2019
ASSETS
Cash and due from banks	$10,629	$8,400	$5,608	$6,171	$6,591
Federal funds sold	102	102	102	102	102
Interest-earning deposits	642,591	670,863	617,117	767,730	201,492
Total cash and cash equivalents	653,322	679,365	622,827	774,003	208,185
Securities available for sale	622,689	596,929	539,742	400,558	390,755
Equity security	15,117	15,159	15,159	14,034	10,836
FHLB and FRB stock, at cost	13,709	18,433	18,598	40,871	24,068
Residential mortgage	520,188	532,120	536,015	532,063	552,019
Multifamily mortgage	1,127,198	1,168,796	1,178,494	1,203,487	1,210,003
Commercial mortgage	694,034	722,678	761,910	760,648	761,244
Commercial loans (A)	1,975,337	1,930,984	2,316,125	1,810,214	1,776,450
Consumer loans	37,016	51,859	53,111	53,365	54,372
Home equity lines of credit	50,547	52,194	54,006	55,856	57,248
Other loans	225	260	272	347	349
Total loans	4,404,545	4,458,891	4,899,933	4,415,980	4,411,685
Less: Allowances for loan and lease losses	67,309	66,145	66,065	63,783	43,676
Net loans	4,337,236	4,392,746	4,833,868	4,352,197	4,368,009
Premises and equipment	21,609	21,668	21,449	21,243	20,913
Other real estate owned	50	50	50	50	50
Accrued interest receivable	22,495	22,192	15,956	11,816	10,494
Bank owned life insurance	46,809	46,645	46,479	46,309	46,128
Goodwill and other intangible assets	43,891	39,622	39,943	40,265	40,588
Finance lease right-of-use assets	4,330	4,517	4,704	4,891	5,078
Operating lease right-of-use assets	9,421	10,011	10,810	11,553	12,132
Other assets (B)	99,764	110,770	111,630	113,668	45,643
TOTAL ASSETS	$5,890,442	$5,958,107	$6,281,215	$5,831,458	$5,182,879

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$833,500	$838,307	$911,989	$581,085	$529,281
Interest-bearing demand deposits	1,849,254	1,858,529	1,804,102	1,680,452	1,510,363
Savings	130,731	127,737	123,140	112,668	112,652
Money market accounts	1,298,885	1,251,349	1,183,603	1,163,410	1,196,313
Certificates of deposit – Retail	530,222	586,801	629,941	651,000	633,763
Certificates of deposit – Listing Service	32,128	32,677	35,327	38,895	47,430
Subtotal “customer” deposits	4,674,720	4,695,400	4,688,102	4,227,510	4,029,802
IB Demand – Brokered	110,000	130,000	130,000	180,000	180,000
Certificates of deposit – Brokered	33,764	33,750	33,736	33,723	33,709
Total deposits	4,818,484	4,859,150	4,851,838	4,441,233	4,243,511
Short-term borrowings	15,000	15,000	15,000	515,000	128,100
FHLB advances (C)	—	105,000	105,000	105,000	105,000
Paycheck Protection Program Liquidity Facility (D)	177,086	183,790	535,837	—	—
Finance lease liability	6,753	6,976	7,196	7,402	7,598
Operating lease liability	9,737	10,318	11,116	11,852	12,423
Subordinated debt, net (E)	181,794	83,585	83,529	83,473	83,417
Other liabilities (B)	154,466	156,472	163,719	160,173	91,227
Due to brokers	—	15,088	—	10,885	7,951
TOTAL LIABILITIES	5,363,320	5,435,379	5,773,235	5,335,018	4,679,227
Shareholders’ equity	527,122	522,728	507,980	496,440	503,652
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$5,890,442	$5,958,107	$6,281,215	$5,831,458	$5,182,879
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$8.8	$7.6	$7.2	$6.4	$7.5
(A)	Includes PPP loans of $196 million at December 31, 2020, $202 million at September 30, 2020 and $547 million at June 30, 2020.
(B)

The increase in other assets and other liabilities at March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 was primarily due to the change in the fair value of our back-to-back swap program.

(C)	The Company prepaid $105 million of FHLB Advances with a weighted-average rate of 3.20% during the December 2020 quarter.
(D)	Represents funding provided by the Federal Reserve for pledged PPP loans.
(E)	The increase was due to the completion of a $100 million subordinated debt offering in December 22, 2020.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2020	2020	2020	2020	2019
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	11,410	8,611	26,697	29,324	28,881
Other real estate owned	50	50	50	50	50
Total nonperforming assets	$11,460	$8,661	$26,747	$29,374	$28,931

Nonperforming loans to total loans	0.26%	0.19%	0.54%	0.66%	0.65%
Nonperforming assets to total assets	0.19%	0.15%	0.43%	0.50%	0.56%

Performing TDRs (B)(C)	$201	$2,278	$2,376	$2,389	$2,357

Loans past due 30 through 89 days and still accruing (D)(E)	$5,053	$6,609	$3,785	$8,261	$1,910

Loans subject to special mention	$162,103	$129,700	$27,922	$13,222	$13,643

Classified loans	$37,771	$41,263	$63,562	$58,938	$58,908

Impaired loans	$16,204	$15,514	$33,708	$36,369	$35,924

Allowance for loan and lease losses:
Beginning of period	$66,145	$66,065	$63,783	$43,676	$41,580
Provision for loan and lease losses	2,350	5,150	4,900	20,000	1,950
(Charge-offs)/recoveries, net	(1,186)	(5,070)	(2,618)	107	146
End of period	$67,309	$66,145	$66,065	$63,783	$43,676

ALLL to nonperforming loans	589.91%	768.15%	247.46%	217.51%	151.23%
ALLL to total loans (F)	1.53%	1.48%	1.35%	1.44%	0.99%
General ALLL to total loans (G)	1.47%	1.48%	1.26%	1.30%	0.93%
(A)	Excludes residential and commercial loans held for sale of $8.5 million at December 31, 2020. Excludes one commercial loan held for sale of $10.0 million at September 30, 2020.
(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)

Amount does not include $4.0 million at December 31, 2020, $5.2 million at September 30, 2020, $23.2 million at June 30, 2020, $25.9 million at March 31, 2020 and $25.8 million at December 31, 2019 of TDRs included in nonaccrual loans.

(D)	Excludes a residential loan held for sale of $93,000 at December 31, 2020.
(E)	December 31, 2020 includes $1.3 million of residential loans that are classified as delinquent due to an escrow payment shortage due to a recent change in escrow payment requirement.
(F)

If PPP loans of $196 million were excluded from loans at December 31, 2020, the ALLL/loans ratio would be 1.61%; if PPP loans of $202 million were excluded from loans at September 30, 2020, ALLL/ loans ratio would be 1.56%; and if PPP loans of $547 million were excluded from loans at June 30, 2020, ALLL/loans ratio would be 1.52%.

(G)	Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	December 31,	September 30,	December 31,
	2020	2020	2019
Capital Adequacy
Equity to total assets (A)(J)	8.95%	8.77%	9.72%
Tangible Equity to tangible assets (B)	8.27%	8.16%	9.01%
Tangible Equity to tangible assets excluding PPP loans (C)	8.55%	8.45%	9.01%
Book value per share (D)	$27.78	$27.62	$26.61
Tangible Book Value per share (E)	$25.47	$25.53	$24.47

	December 31,		September 30,		December 31,
	2020		2020		2019
Regulatory Capital – Holding Company
Tier I leverage	$483,535	8.53%	$483,782	8.54%	$463,521	9.33%
Tier I capital to risk-weighted assets	483,535	11.93	483,782	11.76	463,521	11.14
Common equity tier I capital ratio to risk-weighted assets	483,500	11.93	483,747	11.75	463,520	11.14
Tier I & II capital to risk-weighted assets	716,210	17.67	618,993	15.04	590,614	14.20

Regulatory Capital – Bank
Tier I leverage (F)	$549,575	9.71%	$547,761	9.68%	$527,833	10.63%
Tier I capital to risk-weighted assets (G)	549,575	13.55	547,761	13.33	527,833	12.70
Common equity tier I capital ratio to risk-weighted assets (H)	549,540	13.55	547,726	13.33	527,832	12.70
Tier I & II capital to risk-weighted assets (I)	600,478	14.81	599,314	14.58	571,509	13.76

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)

Tangible equity and tangible assets excluding PPP loans are calculated by excluding the balance of intangible assets from shareholders’ equity and excluding the balance of intangible assets and PPP loans from total assets. Tangible equity as a percentage of tangible assets excluding PPP loans at period end is calculated by dividing tangible equity by tangible assets excluding PPP loans at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(D)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding
(E)

Tangible book value per excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

(F)	Regulatory well capitalized standard = 5.00% ($283 million)
(G)	Regulatory well capitalized standard = 8.00% ($324 million)
(H)	Regulatory well capitalized standard = 6.50% ($264 million)
(I)	Regulatory well capitalized standard = 10.00% ($406 million)
(J)

PPP loans with a balance of $196 million and $202 million increased total assets at December 31, 2020 and September 30, 2020, respectively.  Equity to total assets would be 9.26% and 9.08% if PPP loans were excluded from total assets at December 31, 2020 and September 30, 2020, respectively.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2020	2020	2020	2020	2019
Residential loans retained	$22,316	$32,599	$18,627	$14,831	$17,115
Residential loans sold	64,630	54,521	37,061	19,391	21,255
Total residential loans	86,946	87,120	55,688	34,222	38,370
Commercial real estate	—	1,613	748	8,858	52,630
Multifamily	1,184	1,500	11,960	61,998	63,627
Commercial (C&I) loans (A) (B)	218,235	118,048	99,294	42,908	174,946
SBA (C)	8,355	4,962	595,651	13,830	19,195
Wealth lines of credit (A)	3,925	2,000	500	3,250	42,575
Total commercial loans	231,699	128,123	708,153	130,844	352,973
Installment loans	690	253	950	256	984
Home equity lines of credit (A)	2,330	4,759	4,280	3,632	2,414
Total loans closed	$321,665	$220,255	$769,071	$168,954	$394,741

	For the Twelve Months Ended
	Dec 31,	Dec 31,
	2020	2019
Residential loans retained	$88,373	$69,025
Residential loans sold	175,603	49,976
Total residential loans	263,976	119,001
Commercial real estate	11,219	151,273
Multifamily	76,642	220,491
Commercial (C&I) loans (A) (B)	478,485	688,921
SBA (C)	622,798	35,495
Wealth lines of credit (A)	9,675	63,660
Total commercial loans	1,198,819	1,159,840
Installment loans	2,149	3,401
Home equity lines of credit (A)	15,001	13,278
Total loans closed	$1,479,945	$1,295,520
(A)	Includes loans and lines of credit that closed in the period but not necessarily funded.
(B)	Includes equipment finance.
(C)	Includes PPP loans of $596 million for the three months ended June 30, 2020 and for the twelve months ended December 31, 2020.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2020			December 31, 2019
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$636,417	$2,033	1.28%	$393,549	$2,428	2.47%
Tax-exempt (A) (B)	8,137	101	4.96	12,037	147	4.88

Loans (B) (C):
Mortgages	520,123	4,372	3.36	557,132	4,780	3.43
Commercial mortgages	1,865,953	14,796	3.17	1,959,902	18,588	3.79
Commercial	1,943,855	16,587	3.41	1,662,026	18,413	4.43
Commercial construction	10,376	108	4.16	4,842.00	81.00	6.69
Installment	44,581	320	2.87	54,562	524	3.84
Home equity	51,545	429	3.33	58,082	662	4.56
Other	281	6	8.54	379	10	10.55
Total loans	4,436,714	36,618	3.30	4,296,925	43,058	4.01
Federal funds sold	102	—	0.25	102	—	0.25
Interest-earning deposits	614,024	148	0.10	159,759	560	1.40
Total interest-earning assets	5,695,394	38,900	2.73%	4,862,372	46,193	3.80%
Noninterest-earning assets:
Cash and due from banks	9,632			5,600
Allowance for loan and lease losses	(68,862)			(42,374)
Premises and equipment	21,698			20,946
Other assets	238,856			166,868
Total noninterest-earning assets	201,324			151,040
Total assets	$5,896,718			$5,013,412

LIABILITIES:
Interest-bearing deposits:
Checking	$1,850,917	$1,059	0.23%	$1,407,151	$3,489	0.99%
Money markets	1,273,681	811	0.25	1,169,413	3,456	1.18
Savings	128,195	17	0.05	112,597	16	0.06
Certificates of deposit – retail	602,068	2,106	1.40	660,159	3,734	2.26
Subtotal interest-bearing deposits	3,854,861	3,993	0.41	3,349,320	10,695	1.28
Interest-bearing demand – brokered	113,696	514	1.81	180,000	981	2.18
Certificates of deposit – brokered	33,756	267	3.16	33,702	267	3.17
Total interest-bearing deposits	4,002,313	4,774	0.48	3,563,022	11,943	1.34
Borrowings	244,753	616	1.01	221,462	1,383	2.50
Capital lease obligation	6,832	82	4.80	7,669	92	4.80
Subordinated debt	94,437	1,325	5.61	83,385	1,224	5.87
Total interest-bearing liabilities	4,348,335	6,797	0.63%	3,875,538	14,642	1.51%
Noninterest-bearing liabilities:
Demand deposits	858,004			539,501
Accrued expenses and other liabilities	166,933			99,702
Total noninterest-bearing liabilities	1,024,937			639,203
Shareholders’ equity	523,446			498,671
Total liabilities and shareholders’ equity	$5,896,718			$5,013,412
Net interest income		$32,103			$31,551
Net interest spread			2.10%			2.29%
Net interest margin (D)			2.25%			2.60%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2020			September 30, 20020
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$636,417	$2,033	1.28%	$553,607	$2,182	1.58%
Tax-exempt (A) (B)	8,137	101	4.96	9,127	116	5.08

Loans (B) (C):
Mortgages	520,123	4,372	3.36	529,500	4,437	3.35
Commercial mortgages	1,865,953	14,796	3.17	1,929,319	15,115	3.13
Commercial	1,943,855	16,587	3.41	2,134,399	17,653	3.31
Commercial construction	10,376	108	4.16	4,395	55	5.01
Installment	44,581	320	2.87	52,659	377	2.86
Home equity	51,545	429	3.33	53,373	444	3.33
Other	281	6	8.54	283	7	9.89
Total loans	4,436,714	36,618	3.30	4,703,928	38,088	3.24
Federal funds sold	102	—	0.25	102	—	0.25
Interest-earning deposits	614,024	148	0.10	652,832	159	0.10
Total interest-earning assets	5,695,394	38,900	2.73%	5,919,596	40,545	2.74%
Noninterest-earning assets:
Cash and due from banks	9,632			7,479
Allowance for loan and lease losses	(68,862)			(68,110)
Premises and equipment	21,698			21,511
Other assets	238,856			242,017
Total noninterest-earning assets	201,324			202,897
Total assets	$5,896,718			$6,122,493

LIABILITIES:
Interest-bearing deposits:
Checking	$1,850,917	$1,059	0.23%	$1,828,780	$1,130	0.25%
Money markets	1,273,681	811	0.25	1,235,040	920	0.30
Savings	128,195	17	0.05	125,016	16	0.05
Certificates of deposit – retail	602,068	2,106	1.40	642,732	2,529	1.57
Subtotal interest-bearing deposits	3,854,861	3,993	0.41	3,831,568	4,595	0.48
Interest-bearing demand – brokered	113,696	514	1.81	130,000	636	1.96
Certificates of deposit – brokered	33,756	267	3.16	33,742	267	3.17
Total interest-bearing deposits	4,002,313	4,774	0.48	3,995,310	5,498	0.55
Borrowings	244,753	616	1.01	475,465	1,221	1.03
Capital lease obligation	6,832	82	4.80	7,054	84	4.76
Subordinated debt	94,437	1,325	5.61	83,552	1,222	5.85
Total interest-bearing liabilities	4,348,335	6,797	0.63%	4,561,381	8,025	0.70%
Noninterest-bearing liabilities:
Demand deposits	858,004			872,560
Accrued expenses and other liabilities	166,933			173,816
Total noninterest-bearing liabilities	1,024,937			1,046,376
Shareholders’ equity	523,446			514,736
Total liabilities and shareholders’ equity	$5,896,718			$6,122,493
Net interest income		$32,103			$32,520
Net interest spread			2.10%			2.04%
Net interest margin (D)			2.25%			2.20%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

TWELVE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2020			December 31, 2019
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$510,245	$8,782	1.72%	$391,666	$10,228	2.61%
Tax-exempt (A) (B)	9,479	477	5.03	14,930	728	4.88

Loans (B) (C):
Mortgages	528,687	17,882	3.38	565,935	19,321	3.41
Commercial mortgages	1,958,262	64,541	3.30	1,857,014	72,061	3.88
Commercial	1,969,115	71,037	3.61	1,498,077	71,071	4.74
Commercial construction	5,932	295	4.97	1,881	132	7
Installment	51,007	1,532	3.00	54,555	2,246	4.12
Home equity	53,853	1,940	3.60	60,036	2,981	4.97
Other	311	29	9.32	391	42	10.74
Total loans	4,567,167	157,256	3.44	4,037,889	167,854	4.16
Federal funds sold	102	—	0.25	102	—	0.25
Interest-earning deposits	504,753	968	0.19	223,629	4,457	1.99
Total interest-earning assets	5,591,746	167,483	3.00%	4,668,216	183,267	3.93%
Noninterest-earning assets:
Cash and due from banks	7,025			5,477
Allowance for loan and lease losses	(61,401)			(40,328)
Premises and equipment	21,455			21,176
Other assets	219,287			142,156
Total noninterest-earning assets	186,366			128,481
Total assets	$5,778,112			$4,796,697

LIABILITIES:
Interest-bearing deposits:
Checking	$1,742,846	$7,279	0.42%	$1,342,901	$15,789	1.18%
Money markets	1,227,295	6,185	0.50	1,189,880	16,434	1.38
Savings	120,780	63	0.05	113,312	63	0.06
Certificates of deposit – retail	654,652	11,476	1.75	631,999	14,210	2.25
Subtotal interest-bearing deposits	3,745,573	25,003	0.67	3,278,092	46,496	1.42
Interest-bearing demand – brokered	143,388	2,773	1.93	180,000	3,457	1.92
Certificates of deposit – brokered	33,735	1,061	3.15	42,460	1,225	2.89
Total interest-bearing deposits	3,922,696	28,837	0.74	3,500,552	51,178	1.46
Borrowings	308,814	3,976	1.29	136,992	3,941	2.88
Capital lease obligation	7,157	343	4.79	7,956	382	4.80
Subordinated debt	86,246	4,992	5.79	83,300	4,895	5.88
Total interest-bearing liabilities	4,324,913	38,148	0.88%	3,728,800	60,396	1.62%
Noninterest-bearing liabilities:
Demand deposits	787,191			505,486
Accrued expenses and other liabilities	153,648			73,601
Total noninterest-bearing liabilities	940,839			579,087
Shareholders’ equity	512,360			488,810
Total liabilities and shareholders’ equity	$5,778,112			$4,796,697
Net interest income		$129,335			$122,871
Net interest spread			2.12%			2.31%
Net interest margin (D)			2.31%			2.63%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Tangible Book Value Per Share	2020	2020	2020	2020	2019
Shareholders’ equity	$527,122	$522,728	$507,980	$496,440	$503,652
Less: Intangible assets, net	43,891	39,622	39,943	40,265	40,588
Tangible equity	483,231	483,106	468,037	456,175	463,064

Period end shares outstanding	18,974,703	18,924,953	18,905,135	18,852,523	18,926,810
Tangible book value per share	$25.47	$25.53	$24.76	$24.20	$24.47
Book value per share	27.78	27.62	26.87	26.33	26.61

Tangible Equity to Tangible Assets
Total assets	$5,890,442	$5,958,107	$6,281,215	$5,831,458	$5,182,879
Less: Intangible assets, net	43,891	39,622	39,943	40,265	40,588
Tangible assets	5,846,551	5,918,485	6,241,272	5,791,193	5,142,291
Less: PPP Loans	195,574	201,991	547,004	—	—
Tangible Assets excluding PPP Loans	5,650,977	5,716,494	5,694,268	5,791,193	5,142,291
Tangible equity to tangible assets	8.27%	8.16%	7.50%	7.88%	9.01%
Tangible equity to tangible assets excluding PPP loans	8.55%	8.45%	8.22%	7.88%	9.01%
Equity to assets (A)	8.95%	8.77%	8.09%	8.51%	9.72%

(A)

Equity to total assets would be 9.26% if PPP loans of $196 million were excluded from total assets as of December 31, 2020. Equity to total assets would be 9.08% if PPP loans of $202 million were excluded from total assets as of September 30, 2020. Equity to total assets would be 8.86% if PPP loans of $547 million were excluded from total assets as of June 30, 2020.

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Efficiency Ratio	2020	2020	2020	2020	2019
Net interest income	$31,735	$32,149	$31,971	$31,747	$30,914
Total other income	14,406	20,211	12,626	14,517	15,525
Less:
(Gain)/loss on loans held for sale
at lower of cost or fair value	—	(7,429)	—	3	4
Securities losses/(gains), net	42	—	(125)	(198)	45
Total recurring revenue	46,183	44,931	44,472	46,069	46,488

Operating expenses	39,249	28,461	29,014	28,235	26,701
Less:
FHLB prepayment penalty	4,784	—	—	—	—
Valuation allowance loans held for sale	4,425	—	—	—	—
Total operating expense	30,040	28,461	29,014	28,235	26,701

Efficiency ratio	65.05%	63.34%	65.24%	61.29%	57.44%

	For the Twelve Months Ended
	Dec 31,	Dec 31,
Efficiency Ratio	2020	2019
Net interest income	$127,602	$120,274
Total other income	61,760	54,696
Less:
Securities (gains)/losses, net	(281)	(117)
(Gain)/loss on loans held for sale
at lower of cost or fair value	(7,426)	10
Total recurring revenue	181,655	174,863

Operating expenses	124,959	104,848
Less:
FHLB prepayment penalty	4,784	—
Valuation allowance loans held for sale	4,425	—
Total operating expense	115,750	104,848

Efficiency ratio	63.72%	59.96%